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               [Ballard Spahr Andrews & Ingersoll, LLP Letterhead]

                                February 15, 2004



Quaker Investment Trust
1288 Valley Forge Road, Suite 76
Valley Forge, PA  19482

Gentlemen:

               We have acted as counsel to Quaker Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, series management investment company.

               This opinion is given in connection with the filing by the Trust of Post-Effective Amendment Nos. 30 and 31 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment Nos. 28 and 29 to such Registration Statement under the 1940 Act (the "Registration Statement") relating to the registration of an indefinite number of shares of beneficial interest, par value $0.01 per share (the "Shares"), of the Quaker Small-Cap Trend Fund (the "Fund"), a new series of the Trust.

               In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Declaration of Trust (the "Trust Agreement"), Amended and Restated Bylaws, as amended, resolutions of the Board of Trustees adopted November 20, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the Registration Statement, as well as the prospectus for the Fund, which is included in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

               Based on the foregoing, we are of the opinion that the Shares, when sold, issued and paid for in accordance with the terms of the Prospectus, will be legally issued, fully paid and nonassessable.

               We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Commonwealth of Massachusetts.

               The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Trust Agreement provides that if any shareholder of the Trust is held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled to indemnity and reimbursement out of the assets of the Trust to the full extent of such liability and the costs of any litigation or other proceedings in which such liability shall have been determined. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Fund Counsel" in the Statement of Additional Information for the Trust, which is included in the Registration Statement.

                                   Very truly yours,

                                   /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP